Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
MGT Capital Investments, Inc.

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement of MGT Capital Investments, Inc. on Form S-1(No. 333-177150), to be filed on or about November 10, 2011 of our report dated April 15, 2011, on our audit of the consolidated financial statements as of December 31, 2009 and for the year then ended, which report was included in the Annual Report on Form 10-K filed April 15, 2011. We also consent to the reference to our firm under the heading “Experts” in Amendment No. 1 to such Registration Statement on Form S-1.

/s/ Amper, Politziner & Mattia, LLP

Edison, NJ
November 10, 2011